                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.  1  )*
                                           -----


                        IL FORNAIO AMERICA CORPORATION
                        ------------------------------
                               (Name of Issuer)

                        Common Stock (Par Value $0.001)
                        -------------------------------
                        (Title of Class of Securities)

                                   451926109
                                   ---------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 6 Pages
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CUSIP No. 451926109                                                  Page 2 of 6


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a) [ ]
          (b) [x]


3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

NUMBER OF                     5 SOLE VOTING POWER
SHARES                        BIATC           0 shares
                              BAI             0 shares
                                         ------
                                              0 shares

BENEFICIALLY                  6 SHARED VOTING POWER
OWNED BY                      BIATC           0 shares
                              BAI             0 shares
                                         ------
                                              0 shares

EACH REPORTING                7 SOLE DISPOSITIVE POWER
PERSON WITH                   BIATC           0 shares
                              BAI             0 shares
                                         ------
                                              0 shares

                              8 SHARED DISPOSITIVE POWER
                              BIATC           0 shares
                              BAI             0 shares
                                         ------
                                              0 shares
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CUSIP No. 451926109                                                  Page 3 of 6

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     BIATC           0 shares
                     BAI             0 shares
                                ------
                                     0 shares

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*        [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    BIATC      0.0%
                    BAI        0.0%
                               ----
                               0.0%

12.     TYPE OF REPORTING PERSON*

                    BIATC - BK
                    BAI - IA

               *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER:   Il Fornaio America Corporation

        (b) Address of Issuer's Principal Executive Offices:

               1000 Sansome Street, Suite 200, San Francisco, CA 94111

Item 2. (a) NAME OF PERSON FILING:

            Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            19 South Street
            Baltimore, Maryland 21202

        (c) CITIZENSHIP:

            Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.
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CUSIP No. 451926109                                                  Page 4 of 6

      (d) TITLE OF CLASS OF SECURITIES:

          Common Stock of ($0.001 par) of Il Fornaio America Corporation

      (e) CUSIP Number:
          451926109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              For BIATC

          (b) [x] Bank as defined in section 3(a)(6) of the Act

              For BAI

          (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4.   OWNERSHIP:

          (a) AMOUNT BENEFICIALLY OWNED:    As of December 31, 1998

                       BIATC   0 shares
                       BAI     0 shares
                            ----
                               0 shares

          (b) PERCENT OF CLASS:

                       BIATC   0.0%
                       BAI     0.0%
                               ---
                               0.0%

          (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

                       BIATC   0 shares
                       BAI     0 shares
                            ----
                               0 shares
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CUSIP No. 451926109                                                  Page 5 of 6

          (ii)  shared power to vote or to direct the vote:

                   BIATC                 0 shares
                   BAI                   0 shares
                                    ------
                                         0 shares

          (iii) sole power to dispose or to direct the disposition of:

                   BIATC                 0 shares
                   BAI                   0 shares
                                    ------
                                         0 shares

          (iv)  shared power to dispose or to direct the disposition of:

                   BIATC                 0 shares
                   BAI                   0 shares
                                    ------
                                         0 shares

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable


Item 9.   NOTICE OF DISSOLUTION OF GROUP.

            Not applicable
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CUSIP No. 451926109                                                  Page 6 of 6

Item 10. CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          SIGNATURE:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Date:      As of November 30, 1999

          Signature: Brown Investment Advisory & Trust Company

             By: /S/ Gregg W. Hawes

          Title:     Principal

          Signature: Brown Advisory Incorporated

             By: /S/ Gregg W. Hawes

          Title:     Principal